EXHIBIT 3.1.1




                           CERTIFICATION OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.


ELECTRONIC CLEARING HOUSE, INC., a corporation organized under the laws of the State of Nevada, by its President and Corporate Secretary does hereby certify:

That the board of directors of said corporation at a meeting duly convened and held on the 17th day of May, 1990, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that Article "Fourth" of the Company's Articles of Incorporation be amended to read as follows:

"FOURTH: The amount of the total authorized capital stock of the Corporation is One Hundred Fifty Thousand dollars ($150,000) which shall consist of Ten Million (10,000,000) shares of Common stock of the par value One Cent ($.01) each and Five Million (5,000,000) shares of Preferred stock having a par value of One Cent ($.01) each."

The Board also adopted the following resolution:

RESOLVED, that each share of the Company's present Common stock with a par value of One mil ($.001) currently issued and outstanding shall be surrendered and canceled and exchanged for the equivalent of One-eleventh (1/11) share (with fractional shares rounded off to the next additional share) of the new Common stock of the Company with a par value of One Cent ($.01) each without in any way reducing, dividing, distributing or withdrawing the existing stated capital of the Corporation.

That the number of shares of the corporation outstanding and entitled to vote on an Amendment to the Articles of Incorporation is Thirty-Eight Million Six Thousand (38,006,000) shares, at a par value of $.001, that the said change and amendment has been consented to and authorized by the written consent of stockholders holding Twenty-Two Million One Hundred Ninety-One Thousand Four Hundred Eighty-Seven (22,191,487) shares constituting 58.4% of the stockholders' holding all shares of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the said ELECTRONIC CLEARING HOUSE, INC., has caused this certificate to be signed by its President and its Corporate Secretary and its corporate seal to be hereto affixed this 20th day of June, 1990.

ELECTRONIC CLEARING HOUSE, INC.

Donald R. Anderson, President
Tammy J. Miller, Corporate Secretary